 Exhibit 99.1

Emeren Group’s Board of Directors Approves an Accelerated Stock Repurchase Program up to $10 million

Stamford, CT, February 12, 2024 – Emeren Group Ltd ("Emeren" or the "Company") (www.emeren.com) (NYSE: SOL), a leading global solar project developer, owner, and operator, today announced that its Board of Directors has approved an accelerated stock repurchase (ASR) program of up to $10 million and could be completed by the end of March 2024. This ASR is incremental to the $11 million remaining authorization in Emeren’s buyback program at the end of Q3 2023.

Yumin Liu, CEO of Emeren Group, stated, "This accelerated stock repurchase program underscores the Board’s confidence in the company’s future growth and its commitment to delivering shareholder value. With our expertise in solar project development, strong industry network, and solid balance sheet, we are making significant progress towards becoming an industry leading global solar and storage developer. Our strategic focus remains on maintaining a lean cost structure and achieving sustainable profitability, while monetizing our extensive advance-stage project pipeline."

About Emeren Group Ltd

Emeren Group Ltd (NYSE: SOL) is a leading global solar project developer, owner, and operator with a pipeline of projects and IPP assets totaling over 3 GW, as well as a storage pipeline of over 10 GWh across Europe, North America, and Asia. The Company focuses on solar power project development, construction management and project financing services with local professional teams across multiple countries. For more information, go to www.emeren.com

Safe Harbor Statement

This press release contains statements that constitute ''forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company's expectations may not be correct, even though it believes that they are reasonable. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's annual report on Form 20-F. The Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company's situation may change in the future.

For investor and media inquiries, please contact:

Emeren Group Ltd

Suzanne Wilson

+1 (510) 631 6550

Suzanne.wilson@emeren.com

Emeren Group Ltd - Investor Relations

ir@emeren.com

The Blueshirt Group
Gary Dvorchak
+1 (323) 240-5796
gary@blueshirtgroup.com